Exhibit 99.2

May 16, 2022

Liberty TripAdvisor Holdings Announces Additional Details of Virtual Annual Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor” or the “Company”) (Nasdaq: LTRPA, LTRPB) announced that it will be holding its virtual Annual Meeting of Stockholders on Tuesday, June 14, 2022 at 8:45 a.m. M.T.  Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/LTAH2022. The record date for the meeting is 5:00 p.m., New York City time, on April 18, 2022.  To enter the virtual annual meeting website, a stockholder will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Company’s meeting. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

After the meeting, Greg Maffei, Chairman, President and Chief Executive Officer of Liberty TripAdvisor, will be available for a Q&A session. Please visit www.virtualshareholdermeeting.com/LTAH2022 to listen to the Q&A session. All questions for the Q&A session must be submitted in advance. To submit a question, please email investor@libertytripadvisorholdings.com with the subject “Annual Meeting Question” by 5:00 p.m. M.T. on Tuesday, June 7, 2022. During the Q&A session, Liberty TripAdvisor may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will also be available on the Liberty TripAdvisor website. All interested persons should visit https://www.libertytripadvisorholdings.com/investors/news-events/ir-calendar to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.